CONSENT OF INDEPENDENT VERIFICATION FIRM

As the independent verification firm for Della Parola Capital Management, LLC (“Della Parola”), we hereby consent to reference to the firm-wide Global Investment Performance Services (GIPS®) verification of Della Parola for the period January 1, 2006 to October 31, 2016 issued by Alpha Performance Verification Services and to related references to our firm, included in or made a part of the registration statement under the Investment Company Act of 1940 for the Della Parola Risk Optimized Equity Fund.

February 3, 2017

Alpha Performance Verification Services

By:	/s/Michael W. Hultzapple
Michael W. Hultzapple
Managing Director